Exhibit 99.1

Ethan Allen Announces Strengthening of Leadership Structure

DANBURY, CT – December 15, 2021 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) announced today the promotion of key leaders.

Corey Whitely has been promoted to the position of Executive Vice President, Operations and will be responsible for the Company’s operations including manufacturing, logistics and technology. Mr. Whitely joined the Company in 1988.

Amy Franks, associated with the Company for 23 years, has been promoted to the position of Executive Vice President, Retail Network & Business Development.

Matthew McNulty, currently Vice President Finance & Treasurer, has been promoted to Senior Vice President, Treasurer and Chief Financial Officer. He started his association with the Company in 2019.

Farooq Kathwari, Chairman, President and CEO stated, “We are very pleased in continuing to strengthen the leadership team of our vertically integrated interior design enterprise. This month we have started our celebration of 90 years of innovation, and we’re gratified with being profitable all these 90 years.  An important factor has been our focus on one enterprise, one brand, and importantly – our talented team across our manufacturing, logistics, retail, marketing, technology and service.”

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETD) is a leading interior design company, manufacturer and retailer in the home furnishings marketplace. The Company is a global luxury home fashion brand that is vertically integrated from product design through home delivery, which offers its customers stylish product offerings, artisanal quality, and personalized service. The Company provides complimentary interior design service to its clients and sells a full range of home furnishings through a retail network of approximately 300 design centers in the United States and abroad as well as online at ethanallen.com. Ethan Allen owns and operates nine manufacturing facilities located in the United States, Mexico and Honduras, including one sawmill, one rough mill and a lumberyard. Approximately 75% of its products are manufactured or assembled in these North American facilities.

For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Matt McNulty
Chief Financial Officer
IR@ethanallen.com